Exhibit 99.1

ATSG CONTRACTS FOR PURCHASE OF THREE BOEING 767-300s

WILMINGTON, Ohio – June 21, 2010 – Air Transport Services Group, Inc. (NASDAQ:ATSG) said today that its Cargo Aircraft Management Inc. (CAM) subsidiary has committed to purchase three Boeing 767-300-series extended-range aircraft from Qantas Airways Ltd. and anticipates to take delivery in the third quarter.

ATSG announced on May 10, 2010, that CAM had executed a letter of intent for the purchase of the passenger-configured aircraft. All three are Boeing 767-338ER aircraft, equipped with General Electric CF6-80C2-B6 engines. When converted into standard freighters, they are expected to have a range of approximately 3,255 nautical miles, and a maximum payload of approximately 120,000 pounds.

Joe Hete, President and CEO of ATSG, said, “The purchase of these 767-300ERs extends our leading position in the medium wide-body freighter market, and gives us the means to transport greater cargo volumes over longer non-stop routes than our 767-200s can today, while efficiently interlining standard pallet cargo with larger wide-body freighters. They also leverage our 13 years of experience operating and maintaining 767s around the world, including the expertise of our veteran 767 flight crews and maintenance personnel.”

ATSG said that it will soon complete arrangements for modification of the three aircraft into full freighters, with a goal of deploying the first of the 767-300s in the first half of 2011 on a leased or ACMI basis.

Depending on the terms of a modification agreement, ATSG expects that its total cost to purchase and modify each of the three aircraft to full freighter configuration will compare favorably with current market values for similar converted 767-300ER freighters. Those market values range from $28.5 million to $31.5 million, according to Air Cargo Management Group.

ATSG will finance the purchases and modifications from existing credit facilities, and expects to deploy the aircraft at attractive returns on invested capital.

“Our investment here reflects continued strong demand for our existing 767-200 freighters, our confidence that the Boeing 767 will remain the preferred medium wide-body freighter platform for many years to come, and our comprehensive range of value-added products and services that assure our customers a successful transition and our full operating support,” Hete said. “We are eager to launch this next phase of our growth and development with the 767-300.”

About ATSG

ATSG is a leading provider of air cargo transportation and related services to domestic and foreign air carriers and other companies that outsource their air cargo lift requirements. Through five principal subsidiaries, including three airlines with separate and distinct U.S. FAA Part 121 Air Carrier certificates, ATSG provides air cargo lift, aircraft leasing, aircraft maintenance services, airport ground services, fuel management, specialized transportation management, and air charter brokerage services. ATSG’s subsidiaries include ABX Air, Inc.; Air Transport International, LLC; Capital Aircraft Management, Inc.; Capital Cargo International Airlines, Inc.; LGSTX Services, Inc.; and Airborne Maintenance and Engineering Services Inc. For more information, please see www.atsginc.com.

Except for historical information contained herein, the matters discussed in this release contain forward-looking statements that involve risks and uncertainties. There are a number of important factors that could cause Air Transport Services Group’s (“ATSG’s”) actual results to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, changes in market demand for our assets and services, the cost and timing associated with the modification of Boeing 767-300 aircraft, and other factors that are contained from time to time in ATSG’s filings with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Readers should carefully review this release and should not place undue reliance on ATSG’s forward-looking statements. These forward-looking statements were based on information, plans and estimates as of the date of this release. ATSG undertakes no obligation to update any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes.